901 Lakeshore Drive, • Lake Charles, LA 70601 Phone: 337.436.9000 www.usunwired.com

Contact: Ed Moise, Investor Relations

  (337) 310-3500

US UNWIRED REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

Records Quarterly Adjusted EBITDA of $26.8 Million

Net Subscribers Additions Top 35,100

HIGHLIGHTS:
	3 months ended 3/31			3 months ended 3/31
($000)	2005	2004		2005	2004
Total Revenues	$114,175	$97,798	Ending Subscribers	504,652	431,273
Net Income (Loss)	194,091	(10,401)	Net Subscriber Additions	35,121	32,724
Adjusted EBITDA*	26,801	20,745	Churn	3.0%	3.0%
Capital Expenditures	5,570	3,774	ARPU**	$70.73	$73.45
*See attached table.			**Includes roaming.

LAKE CHARLES, LA (May 2, 2005)—US Unwired Inc. (NASDAQ:UNWR), a Sprint (NYSE:FON) Network Partner, today reported net income of $194.1 million, or $1.16 per share (diluted), and income from continuing operations of $3.3 million, or $0.02 per share, on revenues of $114.2 million for the three-month period ended March 31, 2005. During this period, the Company posted Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $26.8 million. US Unwired had cash of approximately $98.6 million, $364.8 of debt and 168.0 million fully diluted shares outstanding at March 31, 2005.

“The strong accomplishments of the first quarter clearly demonstrate that we are continuing the financial and operational momentum we established in 2004,” said Robert Piper, US Unwired’s President and Chief Executive Officer. “We passed the 500,000 subscriber milestone by adding over 35,100 new customers. Churn decreased by 30 basis points from last quarter to 3.0%. We recorded $26.8 million in Adjusted EBITDA—a high mark for our Company.”

For the first quarter, average revenue per user (ARPU) was $55.41, excluding roaming, as compared to $55.28 a year ago. Operating costs per user improved to $28.84, excluding roaming, compared to $30.67 a year ago. Cost per gross add (CPGA) also improved from $260 in 2004 to $228 in 2005. Monthly average minutes of use per subscriber were 1,077 with roaming and 858 without roaming, while total system minutes of use were approximately 1.7 billion, including 473 million roaming minutes during the quarter. US Unwired covers 8.1 million of the 11.3 million people in its service territory with 1,228 cell sites.

On February 9, 2005, the United States Bankruptcy Court for the District of Delaware confirmed a “pre-packaged” plan of reorganization that eliminated US Unwired’s ownership of IWO Holdings, Inc. and its $355 million of debt on US Unwired’s consolidated financial statements. Consequently, US Unwired no longer reports the financial results of IWO in its consolidated financial statements. IWO’s financial results prior to the confirmation date have been reclassified as discontinued operations, including fees that US Unwired earned from managing and restructuring that entity.

During the first quarter of 2005, US Unwired earned approximately $617,000 of such management fees that were not reflected in the Company’s revenues and $4.4 million that were included in “Other Revenue.” US Unwired also recognized approximately $500,000 in severance expense associated with the discontinuance of IWO. Other one-time items during the quarter included $2.4 million of expense associated with the Company’s litigation with Sprint.

The Company also notified Sprint during the quarter that US Unwired would not renew its Virgin Mobile contract. The move was prompted when Sprint informed the Company that the average per-minute revenue rate US Unwired would receive from Virgin would decrease after June 30, 2005 and in each of the next three years. This rate reduction, coupled with fees paid to

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US Unwired Reports First Quarter Results

May 2, 2005

Sprint of 8% of the Company’s Virgin revenues plus a monthly per-subscriber charge, rendered the program uneconomic relative to US Unwired’s existing prepay platform. The Company will continue to serve existing Virgin customers.

US Unwired issued the following guidance for 2005 that will be deemed accurate unless noted otherwise. A variety of factors referenced below in this press release details what could cause actual results to differ materially from this outlook.

Total Revenue ($million)	$465	—	$485
Adjusted EBITDA ($million)	$95	—	$105
Capital Expenditures ($million)	$35	—	$45
Net Subscriber Additions	60,000	—	75,000

US Unwired will hold a conference call to discuss this press release at noon Eastern Time on May 3, 2005. An online replay will be available approximately one hour following the conclusion of the live broadcast and will continue through May 17, 2005. Links to these events can be found at the Company’s web site at http://www.usunwired.com. If Internet access is unavailable, investors and other interested parties may listen to the teleconference by calling 888-694-4641. The teleconference will be available for replay until May 10, 2005, by calling 973-341-3080, and entering 5946872 when prompted for the pin number.

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in four PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired and Georgia PCS, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 48 markets, currently serving over 500,000 customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. For more information on US Unwired, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the Nasdaq exchange under the symbol “UNWR”.

About Sprint

Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States’ first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.

This press release may contain forward-looking statements. Forward-looking statements are statements about current and future business strategy, operations, capabilities, construction plan, construction schedule, financial projections, plans and objectives of management, expected actions of third parties and other matters. Forward-looking statements often include words like believes, belief, expects, plans, anticipates, intends, projects, estimates, may, might, would, or similar words. Forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Since these forward looking statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Such factors include, but are not limited to (i) our ability to finance future growth opportunities; (ii) our dependence on Sprint; (iii) our ability to expand our Sprint network or to upgrade the Sprint network to accommodate new technologies; (iv) our ability to satisfy the obligations of our long-term obligations; (v) the possibility of future losses; (vi) potential fluctuations in operating results; (vii) changes or advances in technology; (viii) changes in law or government regulation; (ix) competition in the industry and markets in which we operate; (x) future acquisitions; (xi) our ability to attract and retain skilled personnel; (xii) our dependence on contractor and consultant services, network implementation and information technology support; (xiii) our potential inability to expand the services and related products we provide in the event of substantial increases in demand in excess of supply for network and handset equipment and related services and products; (xiv) changes in labor, equipment and capital costs; (xv) changes in management; and, (xvi) general economic and business conditions. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this press release, please refer to Items 1, 7 and 7A of US Unwired’s Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission.

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US Unwired Reports First Quarter Results

May 2, 2005

US Unwired does not undertake to update or revise any forward-looking statement contained herein.

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US Unwired Reports First Quarter Results

May 2, 2005

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	For the three months ended March 31,
	2005	2004
Revenue:
Subscriber	$80,970	$68,810
Roaming	22,391	22,610
Merchandise sales	6,120	6,039
Other revenue	4,694	339

Total revenue	114,175	97,798
Expense:
Cost of service	55,652	46,929
Merchandise cost of sales	9,259	10,143
General and administrative	7,042	6,613
Sales and marketing	16,031	15,242
Non-cash stock compensation	7	45
Depreciation and amortization	14,939	15,488

Total operating expense	102,930	94,460

Operating income	11,245	3,338
Other income (expense):
Interest expense, net	(8,032)	(13,206)
Gain (loss) on sale of assets	38	(470)

Total other expense	(7,994)	(13,676)

Income (loss) from continuing operations before equity in income of unconsolidated affiliates	3,251	(10,338)
Equity in income of unconsolidated affiliates	—	116

Income (loss) from continuing operations	3,251	(10,222)

Discontinued operations:
Gain on disposal of discontinued operations	192,853	16,183
Loss from discontinued operations	(2,013)	(16,362)

	190,840	(179)

Net income (loss)	$194,091	$(10,401)

Basic earnings per share:
Continuing operations	$0.02	$(0.08)
Discontinued operations	1.16	—

	1.18	(0.08)

Diluted earnings per share:
Continuing operations	0.02	—
Discontinued operations	1.14	—

	$1.16	$—

Weighted average outstanding common shares:
Basic	163,864	128,832

Diluted	168,004	128,832

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US Unwired Reports First Quarter Results

May 2, 2005

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$98,647	$80,413
Subscriber receivables, net	24,070	25,349
Other receivables	1,239	1,437
Inventory	3,566	3,683
Prepaid expenses and other assets	11,424	8,049
Receivables from officers	109	156
Current assets related to discontinued operations	—	54,408

Total current assets	139,055	173,495
Property and equipment, net	195,108	205,376
Goodwill	46,705	46,705
Intangibles, net	12,881	13,093
Other assets	18,904	19,349
Non-current assets related to discontinued operations	—	181,770

Total assets	$412,653	$639,788

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$45,415	$43,649
Accrued expenses	48,067	44,942
Payable to related party	160	—
Current maturities of long-term obligations	496	490
Current liabilities related to discontinued operations	—	419,885

Total current liabilities	94,138	508,966
Long-term obligations, net of current maturities	364,260	364,351
Other long-term liabilities	36,360	37,092
Investments in and advances to unconsolidated affiliates	2,467	2,467
Non-current liabilities related to discontinued operations	—	5,851

Stockholders’ deficit:
Common stock	1,640	1,637
Additional paid in capital	751,849	751,576
Retained deficit	(838,051)	(1,032,142)
Treasury stock	(10)	(10)

Total stockholders’ deficit	(84,572)	(278,939)

Total liabilities and stockholders’ deficit	$412,653	$639,788

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US Unwired Reports First Quarter Results

May 2, 2005

US UNWIRED INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	For the three months ended March 31,
	2005	2004
Cash flows from operating activities

Net cash provided by operating activities	$23,419	$18,684

Cash flows from investing activities
Payments for the purchase of equipment	(5,570)	(3,774)
Proceeds from sale of assets	43	41,560
Distribution from unconsolidated affiliates	—	500

Net cash (used in) provided by investing activities	(5,527)	38,286

Cash flows from financing activities
Proceeds from exercised options	462	—
Principal payments of long-term obligations	(120)	(13,741)

Net cash provided by (used in) financing activities	342	(13,741)

Net increase in cash and cash equivalents	18,234	43,229
Cash and cash equivalents at beginning of period	80,413	64,856

Cash and cash equivalents at end of period	$98,647	$108,085

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US Unwired Reports First Quarter Results

May 2, 2005

EBITDA is an acronym for Earnings before Interest, Taxes, Depreciation and Amortization, although other items in addition to these are sometimes excluded to calculate EBITDA. Although EBITDA is not a calculation in accordance with U.S. generally accepted accounting principles in the United States (GAAP), we believe that EBITDA is widely used as a measure of operating performance in our industry. Nevertheless, the measure should not be considered in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining operating performance or liquidity that is calculated in accordance with GAAP. In addition, since all companies do not calculate EBITDA in the same manner, this measure may not be comparable to similarly titled measures reported by other companies. We believe the nearest comparable GAAP measure to EBITDA is our Net Income (Loss), and we have presented below a reconciliation of the two measures.

US UNWIRED INC. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (LOSS)

(in thousands)

(Unaudited)

	For the three months ended March 31,
	2005	2004
Adjusted EBITDA	$26,801	$20,745
IWO Management Fee	(617)	(1,919)
Depreciation and amortization	(14,939)	(15,488)
Interest expense, net	(8,032)	(13,206)
Gain (loss) on sale of assets	38	(470)
Equity in income of unconsolidated affiliates	—	116
Gain on disposal of discontinued operations	192,853	16,183
Loss from discontinued operations	(2,013)	(16,362)

Net income (loss)	$194,091	$(10,401)

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US Unwired Reports First Quarter Results

May 2, 2005

SELECTED OPERATING METRICS

	1Q 2005	1Q 2004
Subscribers
Gross Additions	84,053	74,428
Net Additions	35,121	32,724
Total Customers	504,652	431,273
Resale Customers	118,265	58,685
Churn	3.0%	3.0%

Average Revenue Per User, Monthly
Including Roaming	$70.73	$73.45
Without Roaming	55.41	55.28

Cost Per Gross Addition	$228	$260

Average Monthly MOUs Per Subscriber
Home	858	635
Roaming	219	231

System MOUs (Millions)
Subscriber	1,253	790
Roaming	473	413

Licensed POPs (Millions)	11.3	11.3
Covered POPs (Millions)	8.1	8.1
Towers	1,228	1,201

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